Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of January 1, 2010 by and between MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation (the “Company”), and SIMON R.C. WADSWORTH (“Wadsworth”).

WITNESSETH:

WHEREAS, the Company and Wadsworth entered into that certain employment agreement between Mid-America Apartment Communities, Inc. and Wadsworth effective as of December 5, 2008 (the “Original Employment Agreement”);

WHEREAS, the Company and Wadsworth desire to enter into this Agreement which supersedes and replaces in its entirety the Original Employment Agreement;

WHEREAS, the Company desires to employ Wadsworth to serve as a Special Advisor to the Chief Executive Officer of the Company; and

WHEREAS, to the extent this Agreement provides for any “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Agreement will be administered in compliance with Code Section 409A and the regulations promulgated thereunder; and

WHEREAS, the Company and Wadsworth each deem it necessary and desirable to execute a written document setting forth the terms and conditions of said relationship.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth the parties agree as follows:

1.           Definitions.  For purposes of this Agreement, the following terms shall have the following definitions:

“1994 Plan” means the Company’s Amended and Restated 1994 Restricted Stock and Stock Option Plan.

“2004 Plan” means the Company’s 2004 Stock Plan.

“Agreement” has the meaning set forth in the preamble above.

“Arbitrators” means the arbitrators selected to conduct any arbitration proceeding in connection with any disputes arising out of or relating to this Agreement.

“Base Salary” means the annual salary to be paid to Wadsworth as set forth in Section 4(a)  of this Agreement.

“Benefit Plans” has the meaning set forth in Section 4(c) of this Agreement.

“Board” means the Board of Directors of the Company.

“Code” has the meaning set forth in the recitals above.

“Company” means Mid-America Apartment Communities, Inc., a Tennessee corporation, and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

“Company Shares” means the shares of common stock of the Company or any securities of a successor company which shall have replaced such common stock.

“Compensation Committee” means the compensation committee of the Board.

“Fair Market Value” means, on any give date, the closing sale price of the common stock of the Company on the New York Stock Exchange on such date, or, if the New York Stock Exchange shall be closed on such date, the next preceding date on which the New York Stock Exchange shall have been open.

“Multi-Family Residential Business” means the business of acquiring, developing, constructing, owning or operating multi-family residential apartment communities.

“Multi-Family Residential Property” means any real estate upon which the Multi-Family Residential Business is being conducted.

“Option(s)” means any options issued to Wadsworth pursuant to the 1994 Plan, 2004 Plan or any other equity incentive plan adopted by the Company, any option granted with respect to Partnership Units, or any option granted under the plan of any successor company that replaces or assumes the Company’s or the Partnership’s options.

“Original Employment Agreement” has the meaning set forth in the recitals.

“Partnership” means Mid-America Apartments, L.P., a Tennessee limited partnership.

“Partnership Unit(s)” means limited partnership interests of the Partnership.  The holder has the option of requiring the Company to redeem such interests.  The Company may elect to effectuate such redemption by either paying cash or exchanging Company Shares for such interests.

“Permanent Disability” means Wadsworth: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company.  Medical determination of Permanent Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence.  Upon the request of the Company, Wadsworth must submit proof to the Company of the Social Security Administration’s or the provider’s determination.

“Restricted Stock” means any share of restricted common stock issued to Wadsworth pursuant to the 1994 Plan, 2004 Plan or any other equity incentive plan adopted by the Company, any option granted with respect to Partnership Units, or any restricted stock granted under the plan of any successor company that replaces or assumes the Company’s or the Partnership’s restricted stock awards.

“Separation From Service” occurs if Wadsworth dies, retires, or otherwise has a termination of employment with the Company.  However, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the service recipient under an applicable statute or by contract. A termination of employment has occurred where the parties reasonably anticipate that no further services would be performed by Wadsworth after a certain date.  The provisions of this paragraph will be construed and applied in a manner consistent with Treasury Regulations under Code Section 409A.

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

“Term” has the meaning assigned to it in Section 3  of this Agreement.

“Termination Date” means the date on which Wadsworth incurs a Separation From Service, which date shall be (i) in the case of Wadsworth’s death, the date of death, (ii) in the case of Wadsworth’s Permanent Disability, 30 days after a Termination Notice is given and Wadsworth does not return to the performance of his duties within such 30 day period; (iii) in the case of a Termination With Cause, the date of the Termination Notice; or (iv) in all other instances, the date specified as the Termination Date in the Termination Notice, which date shall not be less than thirty nor more than sixty days from the date the Termination Notice is given.

“Termination Notice” means a written notice of Termination of employment by Wadsworth or the Company.

“Termination With Cause” means Wadsworth’s Separation From Service for any of the following reasons:

(1)           a conviction of Wadsworth, or plea of nolo contendere by Wadsworth with respect to a crime constituting (i) a felony under the laws of the United States or any state thereof, or (ii) a misdemeanor involving moral turpitude;

(2)           Wadsworth’s theft, embezzlement, misappropriation of or intentional infliction of material damage to the Company’s property or business opportunity;

(3)           Wadsworth’s intentional breach of the noncompetition provisions contained in Section 11  of this Agreement; or

(4)           Wadsworth’s ongoing neglect of or failure to perform his duties hereunder or his ongoing failure or refusal to follow any reasonable, unambiguous directive of the Chief Executive Officer of the Company that is not inconsistent with the description of Wadsworth’s duties set forth in Section 2;

(5)           Wadsworth’s material breach of a written employment policy of the Company, which is not cured within seven (7) days after written notice thereof to Wadsworth;

(6)           Wadsworth’s breach of any fiduciary duty of care or loyalty to the Company;

(7)           Without the prior consent or direction of the Chief Executive Officer, Wadsworth’s engaging in discussions with any shareholder or potential shareholder of the Company or any person identified in Rule 100(b) of Regulation FD; or

(8)           Any other breach by Wadsworth of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to Wadsworth.

“Termination Without Cause” means Wadsworth’s Separation From Service by the Company for any reason other than Termination With Cause, or termination by the Company due to Wadsworth’s death or Permanent Disability.

“Uniform Arbitration Act” means the Uniform Arbitration Act, Tennessee Code Annotated § 29-5-391 et seq., as amended.

“Voluntary Termination” means Wadsworth’s voluntary termination of his employment hereunder for any reason.  If Wadsworth gives a Termination Notice of Voluntary Termination and, prior to the Termination Date, Wadsworth voluntarily refuses or fails to provide substantially all the services described in Section 2 hereof for a period greater than two consecutive weeks, the Voluntary Termination shall be deemed to be effective as of the date on which Wadsworth so ceases to carry out his duties. Voluntary refusal to perform services shall not include taking vacation otherwise permitted in accordance with Section 4(d) hereof, Wadsworth’s failure to perform services on account of his illness or the illness of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or any other absence from service with the consent of the Chief Executive Officer of the Company.

“Wadsworth” means the person identified in the preamble paragraph of this Agreement.

2.           Employment; Services. The Company and Wadsworth acknowledge and agree that the Original Employment Agreement is hereby terminated by mutual consent and neither the Company nor Wadsworth shall have any continuing obligation to the other pursuant to the terms of the Original Employment Agreement.  The mutual agreements and covenants contained in this Agreement shall replace and supersede in their entirety the provisions of the Original Employment Agreement.  The Company shall employ Wadsworth, and Wadsworth agrees to be so employed, in the capacity of Special Advisor to the Chief Executive Officer of the Company to serve for the Term hereof, subject to earlier Termination as hereinafter provided.  Wadsworth shall devote such amount of his time and attention to the Company’s affairs as are necessary to perform his duties to the Company in his capacity as Special Advisor to the Chief Executive Officer, but in no event less than twenty (20) hours per week.

3.           Term; Termination of Agreement.

(a)           The term of Wadsworth’s employment hereunder shall commence on the date hereof and shall continue until the later to occur of (i) May 22, 2012 or (ii) the date upon which the Company holds its Annual Meeting of Shareholders in 2012, unless terminated earlier in accordance with the terms of this Agreement  (the “Term”).

(b)           Any purported Termination of employment by Wadsworth or the Company shall be communicated by a Termination Notice.  The Termination Notice shall indicate the specific Termination provision in this Agreement relied upon and set forth the facts and circumstances claimed to provide a basis for Termination.

4.           Compensation.

(a)           Base Salary.  During the Term, the Company shall pay Wadsworth for his services a “Base Salary” of $132,953.50, to be paid in accordance with customary Company policies, such Base Salary being subject to any increases approved by the Compensation Committee.

(b)           Annual Bonus.  The Company shall pay to Wadsworth an annual bonus of up to 100% of Wadsworth’s then current Base Salary upon the attainment of specific Company and personal performance goals established by joint agreement of Wadsworth and the Chief Executive Officer of the Company and approved by the Compensation Committee.  The Compensation Committee, upon review of performance for purposes of determining an annual bonus award will also have an ability to apply a “discretionary modifier”, increasing or decreasing the calculated bonus award by an additional amount not to exceed 25% of the calculated annual bonus.  Any Annual Bonus shall be paid no later than 2 ½ months after the end of the Company’s fiscal year in which the Annual Bonus was earned.

(c)            Benefit Plans.  During the Term, Wadsworth shall be entitled to participate in, and to all rights and benefits provided by each and every health, life, medical, dental, disability, insurance and other welfare plan maintained by the Company including, without limitation, the benefits contemplated by Section 4 of this Agreement, that are maintained from time to time by the Company for the benefit of Wadsworth, or for the Company’s employees generally, provided that Wadsworth is eligible to participate in such plan under the eligibility provisions thereof that are generally applicable to the participants thereof (collectively, “Benefit Plans”).

(d)           Vacation. Wadsworth shall be entitled each calendar year to vacation time, during which time his compensation shall be paid in full. The time allotted for such vacation shall be twenty-three (23) days (plus eight (8) regular holidays), in accordance with Company policy.

(e)           Overall Qualification.  Nothing in this Agreement shall be construed as preventing the Company from modifying, suspending, discontinuing or terminating any of the Benefit Plans or Award Plans without notice or liability to Wadsworth so long as (i) the modification, suspension, discontinuation or Termination of any such plan is authorized by and performed in accordance with the specific provisions of such plan and (ii) such modification, suspension, discontinuation or Termination is taken generally with respect to all similarly situated employees of the Company and does not single out or discriminate against Wadsworth.

5.           Expenses. The Company recognizes that Wadsworth will have to incur certain out-of-pocket expenses, including but not limited to travel expenses, related to his services and the Company’s business and the Company agrees to reimburse Wadsworth for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses; provided that Wadsworth complies with the Company’s policies and procedures regarding business expenses.

6.           Voluntary Termination.  If Wadsworth shall cease being an employee of the Company on account of a Voluntary Termination, Wadsworth shall not be entitled to any compensation after the Termination Date of such Voluntary Termination (except Base Salary and vacation accrued but unpaid on the Termination Date of such event).  In the event of a Voluntary Termination, Wadsworth shall continue to be subject to the noncompetition covenant contained in Section 11.  Upon a Voluntary Termination, (i) the Company shall use its commercially reasonable best efforts to cause its then-current health and dental insurance provider to extend health and dental coverage (on substantially identical terms to those provided to all executive officers of the Company) to Wadsworth until he reaches the age of 65, all at the Company’s sole cost and expense; (ii) in the event the Company is unsuccessful in causing its health and dental insurance provider to so extend coverage, (A) if Wadsworth’s Separation From Service occurs after Wadsworth attains the age of 63 years and 6 months, the Company shall pay to Wadsworth a single lump sum payment equal to the COBRA continuation coverage premiums necessary to pay for the expected COBRA coverage until the earlier to occur of (1) the 18 month anniversary of the date of the Voluntary Termination or (2) Wadsworth reaching the age of 65, and (B) if Wadsworth’s Separation From Service occurs before Wadsworth attains the age of 63 years and 6 months, the Company will purchase an individual health insurance policy for the benefit of Wadsworth and his spouse that will provide substantially similar benefits to those provided by the Company’s health and dental plans, which will cover Wadsworth and his spouse from the date of expiration of the COBRA continuation coverage until Wadsworth reaches the age of 65 (the “Continuing Health Care Benefits”).  All payments under this Section 6 shall be made no later than the last day of the calendar year following the year in which the expense is incurred and in no event will the benefits provided during one calendar year affect the benefits provided in any other calendar year.  The Continuing Health Care Benefits are not subject to liquidation or exchange for any other benefit.  Notwithstanding the foregoing, if Wadsworth is a Specified Employee and the total of the payments under this Section 6 exceeds the limit set forth in Treas. Reg. §1.409A-1(b)(9)(iii)(A) (related to separation pay), then, the amount in excess of such limit shall be delayed for six (6) months following Wadsworth’s Termination Date.  The delayed amount shall be paid in a lump sum after the end of the six-month delay.

7.           Termination With Cause.  If Wadsworth shall cease being an employee of the Company on account of a Termination With Cause, Wadsworth shall not be entitled to any compensation or benefits from the Company after the Termination Date of such Termination With Cause (except Base Salary and vacation accrued but unpaid on the Termination Date of such event). In the event of a Termination With Cause, Wadsworth shall continue to be subject to the noncompetition covenant contained in Section 11.

8.           Death or Disability. In the event of Wadsworth’s death or Permanent Disability, the Company shall continue to pay Wadsworth or his heirs, devisees, executors, legatees or personal representatives, as appropriate, the semi-monthly payments of the Base Salary then in effect until the earlier to occur of (a) one year from Wadsworth’s death or Termination Date following determination of Permanent Disability, as applicable or (b) May 12, 2012.  The Company shall also pay any amounts due pursuant to the terms of any Benefit Plans in which Wadsworth was a participant, including, without limitation, the pro rata amount of any bonus to be paid to Wadsworth for the fiscal year in which Wadsworth was terminated.  Further, if Wadsworth’s employment is terminated due to Wadsworth’s Permanent Disability and if Wadsworth is no longer eligible to participate in one or more of the Benefit Plans the Company will provide the Continuing Health Care Benefits.  Upon a Termination due to Wadsworth’s death, the Company will provide the Continuing Health Care Benefits to Wadsworth’s spouse until she reaches 65 years of age.  All payments under this Section 8 shall be made no later than the last day of the calendar year following the year in which the expense is incurred and in no event will the benefits provided during one calendar year affect the benefits provided in any other calendar year. The Continuing Health Care Benefits are not subject to liquidation or exchange for any other benefit.

9.           Termination Without Cause.  The Company may terminate Wadsworth for any reason, or no reason at all, at any time, provided that, upon an involuntary Termination Without Cause, the Company shall provide the compensation and benefits set forth in this Section 8.  The Company shall continue to pay Wadsworth the semi-monthly payments of the Base Salary then in effect until the earlier to occur of (a) one year after the Termination Date or (b) May 12, 2012.  The Company shall also pay on the Termination Date any amounts then due pursuant to the terms of any Benefit Plans in which Wadsworth was a participant, including, without limitation, the pro rata amount of any bonus to be paid to Wadsworth for the fiscal year in which Wadsworth was terminated.  In addition, the Company shall provide the Continuing Health Care Benefits to Wadsworth.  All payments under this Section 9 shall be made no later than the last day of the second calendar year following the year in which the Termination Date occurs.  Notwithstanding the foregoing, if Wadsworth is a Specified Employee and the total of the payments under this Section 9 exceeds the limit set forth in Treas. Reg. §1.409A-1(b)(9)(iii)(A) (related to separation pay), then, the amount in excess of such limit shall be delayed for six (6) months following Wadsworth’s Termination Date.  The delayed amount shall be paid in a lump sum after the end of the six-month delay.  In no event will the total payments under this Section 9 exceed two times the lesser of (1) the sum of Wadsworth’s annualized compensation based on the annual rate of pay for the calendar year prior to the year of Separation From Service (adjusted for any increase expected to continue indefinitely if Wadsworth had not terminated), or (2) the Code Section 401(a)(17) limit on pay for the year in which the Termination Date occurs.

10.           Stock Options; Restricted Stock.  All Options and Restricted Stock granted to Wadsworth shall become fully vested at the Termination Date.  In lieu of Company Shares issuable upon exercise of any outstanding and unexercised Options granted to Wadsworth, Wadsworth may, at Wadsworth’s option, receive an amount in cash equal to the product of (i) the Fair Market Value of Company Shares on the Termination Date over the per share exercise price of each Option held by Wadsworth, times (ii) the number of Company Shares covered by each such Option.   In the event Wadsworth does not elect to receive a cash payment for any outstanding and unexercised Options granted to Wadsworth, Wadsworth shall have the right to exercise such Options in accordance with the terms and conditions provided in the applicable stock option plans as if Wadsworth had continued his employment with the Company, notwithstanding Wadsworth’s termination.

11.           Noncompetition.

(a)           During the Term, Wadsworth shall not, other than through the Company or affiliates of the Company, own any interest in any Multi-Family Residential Property (other than Multi-Family Residential Property in which the Company or the Partnership has an ownership interest), as partner, shareholder or otherwise, or engage in the Multi-Family Residential Business, directly or indirectly, for his own account or for the account of others, either as an officer, director, shareholder, owner, partner, promoter, employee, consultant, advisor, agent, manager, or in any other capacity.  For a period of two (2) years after a termination of his employment hereunder, Wadsworth shall not own any interest in any Multi-Family Residential Property as partner, shareholder or otherwise, or directly or indirectly, for his own account or for the account of others, either as an officer, director, promoter, employee, consultant, advisor, agent, manager, or in any other capacity, engage in the Multi-Family Residential Business within 5 miles of any Multi-Family Residential Property owned by the Company or the Partnership at the time of Termination of employment; provided, however, that Wadsworth may purchase or otherwise acquire up to (but not more than) One Hundred Thousand Dollars ($100,000.00) in the aggregate of any class of the securities of Multi-Family Residential Businesses if the securities have been registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

(b)           Wadsworth agrees that damages at law for violation of the restrictive covenant contained herein would not be an adequate or proper remedy to the Company, and that should Wadsworth violate or threaten to violate any of the provisions of such covenant, the Company, its successors or assigns, shall be entitled to obtain a temporary or permanent injunction, as appropriate, against Wadsworth in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants. The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation.

(c)           Furthermore, Wadsworth acknowledges that this Agreement has been negotiated at arms’ length by the parties, neither being under any compulsion to enter into this Agreement, and that the foregoing restrictive covenant does not in any respect inhibit his ability to earn a livelihood in his chosen profession without violating the restrictive covenant contained herein. The Company by these presents has attempted to limit Wadsworth’s right to compete only to the extent necessary to protect the Company from unfair competition. The Company recognizes, however, that reasonable people may differ in making such a determination. Consequently, the Company agrees that if the scope or enforceability of the restricted covenant contained herein is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

12.           Payment of Premiums.  For any period prior to Wadsworth’s attainment of age 65 when the available coverage is third-party insured, MAA shall timely pay the premiums for such coverage as the premiums come due.  For any period prior to Wadsworth’s attainment of age 65, when the coverage is self-insured by the Company for Code Section 105(h) purposes, Wadsworth shall be obligated to pay each premium as the premium comes due, and on a monthly basis MAA will reimburse Wadsworth for premiums covered and paid during the prior month, grossed up for federal income taxes at a 35% assumed marginal rate.  For any period after Wadsworth’s attainment of age 65, and for any period during which the coverage provided is COBRA coverage, the premium for any such available coverage, whether third-party insured or self-insured, shall be borne by Wadsworth.

13.           Required Benefit Delay in Certain Circumstances.  Under any circumstances where the benefits provided to Wadsworth constitutes deferred compensation for purposes of Code Section 409A at a time when Wadsworth would be treated as a Specified Employee for such purposes, and if the payment triggering event is a Separation From Service other than due to Wadsworth’s death or Disability, then no such deferred compensation shall be paid until six months and one day after Wadsworth ceases to provide any services for the Company, and any amount which would otherwise have been paid to or on behalf of Wadsworth during such period shall be paid at the end of such period.  In the interim, during such period, Wadsworth shall be required to pay any premium costs for the coverage provided and, in such event, the payments made by Wadsworth during six month and one day period shall be paid to Wadsworth.

14.           Employment Status.  The parties acknowledge and agree that Wadsworth is an employee of the Company, not an independent contractor.  Any payments made to Wadsworth by the Company pursuant to this Agreement shall be treated for federal and state payroll tax purposes as payments made to a Company employee, irrespective whether such payments are made subsequent to the Termination Date.

15.           Notices.  All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:	6584 Poplar Avenue Memphis, Tennessee 38138 Attn: Chief Executive Officer
To Wadsworth:	Simon R.C. Wadsworth 55 Cherry Road Memphis, Tennessee 38117

16.           Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto; provided, however, that any amendment or Termination of the covenant of noncompetition in Section 10 must be approved by a majority of the Directors of the Company other than Wadsworth, if Wadsworth is then a director of the Company. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

17.           Arbitration.  Any controversy concerning or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in Memphis, Shelby County, Tennessee at a location specified by the party seeking such arbitration.

(a)           The Arbitrators.  Any arbitration proceeding shall be conducted by three (3) Arbitrators and the decision of the Arbitrators shall be binding on all parties.  Each Arbitrator shall have substantial experience and expert competence in the matters being arbitrated.  The party desiring to submit any matter relating to this Agreement to arbitration shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated, such party’s choice of Arbitrator, and such party’s substantive position in the arbitration.  The party receiving such notice shall, within fifteen (15) days after receipt of such notice, appoint an Arbitrator and notify the other party of its appointment and of its substantive position.  The Arbitrators appointed by the parties to the Arbitration shall select an additional Arbitrator meeting the aforedescribed criteria.  The Arbitrators shall be required to render a decision in accordance with the procedures set forth in Subparagraph (b) below within thirty (30) days after being notified of their selection.  The fees of the Arbitrators shall be equally divided amongst the parties to the arbitration.

(b)           Arbitration Procedures.  Arbitration shall be conducted in accordance with the Uniform Arbitration Act, except to the extent the provisions of such Act are modified by this Agreement or the subsequent mutual agreement of the parties.  Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.  Any party hereto may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this provision applies in any court having jurisdiction over such action in Shelby County, Tennessee, and the parties agree that jurisdiction and venue in Shelby County, Tennessee are appropriate and approved by such parties.

18.           Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee.

19.           Assignment. Wadsworth acknowledges that his services are unique and personal. Accordingly, Wadsworth may not assign his rights or delegate his duties or obligations under this Agreement, except with respect to certain rights to receive payments as described in Section 8.

20.           Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

21.           Successors; Binding Agreement.   The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a beach of this Agreement and shall entitle Wadsworth to compensation from the Company in the same amount and on the same terms as Wadsworth would be entitled to hereunder if Wadsworth terminates his employment for Good Reason.  The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company’s successors and assigns.

22.           Serving as a Director.  Wadsworth agrees to continue to serve as a director on the Board and complete the term which expires with the shareholder meeting in 2010.  Subject to the policies and procedures that define the process by which an incumbent director is nominated by the Corporate Governance Committee and full Board to serve an additional term as a director, it is expected that Wadsworth will continue to be nominated to serve as a director until the shareholder meeting in 2012.  Continuation as a director-nominee for successive annual terms from 2010 till 2012 will be determined by the Corporate Governance Committee of the Board and conditioned on adherence to the Corporate Governance Guidelines governing the nomination and election of all directors of MAA.  Nothing in this Agreement will over-ride or supersede the policies and guidelines outlined in MAA’s Corporate Governance Guidelines concerning nomination, election, responsibilities and actions as a director of MAA.  In all instances, the election of Wadsworth to the Board must be approved by the shareholders of the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

MID-AMERICA APARTMENT
COMMUNITIES, INC.

By: /s/H. Eric Bolton, Jr.
H. Eric Bolton, Jr.
Chief Executive Officer

WADSWORTH:

/s/Simon R.C. Wadsworth
Simon R.C. Wadsworth